Exhibit 99.1

EURAMAX HOLDINGS, INC.
SECOND QUARTER 2014 FINANCIAL RESULTS

Norcross, Georgia, August 8, 2014 – Euramax Holdings, Inc. (the "Company"), a leading producer of metal and vinyl products sold to the residential repair and remodel, commercial construction and recreational vehicle (RV) markets primarily in North America and Europe, today announced financial results for the second quarter of 2014. Net sales, operating income, and Adjusted EBITDA for the second quarter of 2014 were $233.0 million, $10.1 million, and $21.0 million, respectively. Net sales, operating income, and Adjusted EBITDA for the first six months of 2014 were $402.9 million, $5.1 million, and $25.5 million, respectively.

Hugh Sawyer, interim President of Euramax Holdings, Inc. and a professional in Huron Consulting Group's Business Advisory Practice, commented, "Our operating performance for the second quarter of 2014 reflects improvements in net sales, operating income and Adjusted EBITDA versus the first quarter of 2014. Moreover, net sales, operating income and Adjusted EBITDA increased versus the second quarter of 2013. We believe our U.S. Commercial Products segment benefited from the release of pent up demand due to severe winter weather conditions experienced during the first quarter of 2014. Net sales in our U.S. Residential Products segment remained relatively flat over the prior year quarter substantially due to lower net sales in our home center business. Operating income in our international segments improved due to the realization of cost savings from operational initiatives undertaken in the prior year. The Company has aggressively managed costs, implemented operational efficiencies and pursued business development initiatives in our international segments as end market demand thus far remains below historical levels."

Mr. Sawyer continued, "During the second quarter of 2014, the Company implemented a variety of strategic, cost-cutting and growth initiatives, including but not limited to the reorganization of its North American management structure, creation of enhanced supply chain capabilities, rationalization of its salaried workforce, investments in proven business leaders in three newly created positions, the closing of its Idabel, OK facility and the initiation of certain business development initiatives. Operating cash flow also improved in the first half of 2014 as the result of a number of working capital management initiatives, including the successful Amendment of our Senior Secured Revolving Credit and Guaranty Agreement with Regions Bank and Regions Business Capital in late March."

Second Quarter 2014 Financial Summary

•
Net sales increased $3.1 million, or 1.3%, to $233.0 million in the second quarter of 2014 compared to $229.9 million in the second quarter of 2013. The strengthening of the euro and British pound sterling against the U.S. dollar resulted in an approximate $4.1 million increase in net sales during the quarter. Excluding the impact of foreign currency fluctuations net sales declined $1.0 million over the prior year quarter. Demand in the Company's European segments declined for architectural and industrial projects and for holiday homes in the United Kingdom. These declines were partially offset by higher demand from OEMs in the RV and transportation markets. Net sales in the Company's U.S. segments improved $3.3 million, or 2.1%, compared to the second quarter of 2013 primarily driven by higher demand in the Commercial Products segment. The Company believes net sales in the post frame construction markets benefited from the release of pent up demand due to the extreme weather conditions in the first quarter of 2014. Net sales in the RV and transportation markets also improved compared to the second quarter of 2013. Net sales for the U.S. Residential Products segment remained relatively flat over the prior year quarter as higher demand in the Company's distribution markets and for the Company's vinyl window and patio offerings were generally offset by lower net sales in the home center markets.

•
Income from operations increased $0.2 million to $10.1 million in the second quarter of 2014 compared to $9.9 million for the second quarter of 2013. Income from operations for the second quarter of 2014 improved despite being negatively impacted by $2.3 million of other operating charges primarily related to workforce rationalization in North America, professional consulting fees associated with the Company's executive transition period and operational improvement initiatives, and the impact of ongoing initiatives in the Company's European segments. In the second quarter of 2013, other operating charges totaled approximately $1.1 million. Excluding the impact of other operating charges, income from operations improved $1.4 million in the second quarter of 2014 compared to the second quarter of 2013. Among other factors, this improvement in income from operations was the result of higher demand in the Company's Commercial Products segment and lower operating costs due to the successful implementation of operating initiatives in our European business.

•
Adjusted EBITDA is a significant operating measure used by the Company to measure its operating performance and liquidity. Adjusted EBITDA was $21.0 million in the second quarter of 2014 compared to $20.8 million in the second quarter of 2013, an increase of $0.2 million, or 1.0%.

Conference Call
The Company will host an investor conference call regarding its second quarter 2014 financial results at 2:00 p.m. Eastern Time on Tuesday, August 12, 2014. The call can be accessed through the following dial-in numbers: US/Canada: 866-952-1906; International: 785-424-1825: Conference ID: Euramax Earnings Call. A replay of the conference call will be available through Tuesday, September 9, 2014. The replay may be accessed using the following dial-in information: US: 800-695-1564; International: 402-530-9025.

Contact Information
Euramax Holdings, Inc.
Mary S. Cullin, (770) 449-7066
Senior Vice President, Chief Financial Officer and Treasurer
Email: mcullin@euramax.com

Forward Looking Statements
Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements related to plans for future business development activities, anticipated costs of revenues, product mix, research and development and selling, general and administrative activities, and liquidity and capital needs and resources. When used in this report, the words “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” and similar expressions are generally intended to identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which only speak as of the date of this press release. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.
GAAP Versus Non-GAAP Presentation
The Company presents Adjusted EBITDA in this press release as additional information regarding the Company’s operating results. Adjusted EBITDA is defined as net loss plus (i) provision (benefit) for income taxes, (ii) interest expense and (iii) depreciation and amortization, as further adjusted to exclude the effects of certain income and expense items that management believes make it more difficult to assess the Company’s actual operating performance. The Company’s calculation of Adjusted EBITDA is consistent with the calculation of Consolidated Cash Flow in the Indenture governing the Notes, excluding certain pro forma items. Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the U.S., and should not be considered an alternative to net income as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity.
The Company believes Adjusted EBITDA is helpful to investors in highlighting trends because Adjusted EBITDA excludes the results of certain decisions of operating management that can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. The Company also believes Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Investors use Adjusted EBITDA, among other things, to assess the Company’s period-to-period operating performance and to gain insight into the manner in which management analyzes operating performance.
A reconciliation of the Company’s Adjusted EBITDA to net loss is included in the supplemental information attached to this release.

EURAMAX HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 27, 2014	December 31, 2013
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$2,527	$8,977
Accounts receivable, less allowances of $2,083 and $2,235, respectively	111,174	73,996
Inventories, net	113,378	89,760
Income taxes receivable	459	982
Deferred income taxes	576	580
Other current assets	7,208	7,008
Total current assets	235,322	181,303
Property, plant and equipment, net	123,559	130,114
Goodwill	203,667	204,053
Customer relationships, net	34,033	40,631
Other intangible assets, net	6,754	7,073
Deferred income taxes	304	87
Other assets	7,311	8,712
Total assets	$610,950	$571,973
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$90,371	$57,262
Accrued expenses and other current liabilities	29,586	26,366
Accrued interest payable	12,919	9,020
Current portion of long-term debt	4,361	—
Deferred income taxes	601	605
Total current liabilities	137,838	93,253
Long-term debt	551,922	535,396
Deferred income taxes	19,136	18,980
Other liabilities	33,173	32,907
Total liabilities	742,069	680,536
Shareholders’ deficit:
Common stock	195	195
Additional paid-in capital	724,316	724,071
Accumulated loss	(866,138)	(843,750)
Accumulated other comprehensive income	10,508	10,921
Total shareholders’ deficit	(131,119)	(108,563)
Total liabilities and shareholders’ deficit	$610,950	$571,973

EURAMAX HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)
(unaudited)

	Three months ended		Six months ended
	June 27, 2014	June 28, 2013	June 27, 2014	June 28, 2013
Net sales	$232,990	$229,861	$402,894	$402,406
Costs and expenses:
Cost of goods sold (excluding depreciation and amortization)	193,077	190,461	340,048	339,631
Selling and general (excluding depreciation and amortization)	19,190	19,940	37,966	39,380
Depreciation and amortization	8,251	8,450	16,453	17,043
Other operating charges	2,341	1,126	3,306	3,900
Income from operations	10,131	9,884	5,121	2,452
Interest expense	(13,914)	(13,854)	(27,679)	(27,452)
Other (loss) income, net	(516)	2,111	(320)	(4,234)
Loss before income taxes	(4,299)	(1,859)	(22,878)	(29,234)
(Benefit from) provision for income taxes	(1,183)	(303)	(490)	438
Net loss	$(3,116)	$(1,556)	$(22,388)	$(29,672)

EURAMAX HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six months ended
	June 27, 2014	June 28, 2013
Net cash used in operating activities	$(25,140)	$(33,383)
Cash flows from investing activities:
Proceeds from sales of assets	66	2,186
Capital expenditures	(2,961)	(4,958)
Net cash used in investing activities	(2,895)	(2,772)
Cash flows from financing activities:
Net borrowings on ABL Credit Facility	16,260	22,953
Net borrowings on Dutch Revolving Credit Facility	4,361	3,333
Changes in cash overdrafts	1,326	5,144
Debt issuance costs	(88)	(175)
Net cash provided by financing activities	21,859	31,255
Effect of exchange rate changes on cash	(274)	(23)
Net decrease in cash and cash equivalents	(6,450)	(4,923)
Cash and cash equivalents at beginning of period	8,977	10,024
Cash and cash equivalents at end of period	$2,527	$5,101

EURAMAX HOLDINGS, INC. AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION
(in thousands)
(unaudited)

Reconciliation of net loss to Adjusted EBITDA is as follows:

	Three months ended		Six months ended
	June 27, 2014	June 28, 2013	June 27, 2014	June 28, 2013
Net loss	$(3,116)	$(1,556)	$(22,388)	$(29,672)

Add:
Interest expense	13,914	13,854	27,679	27,452
Depreciation and amortization	8,251	8,450	16,453	17,043
(Benefit from) provision for income taxes	(1,183)	(303)	(490)	438

Adjustments:
Other loss (income), net (a)	516	(2,111)	320	4,234
Plant closure, severance, relocation and one-time compensation costs	1,793	1,447	2,557	2,960
Non-recurring executive consulting	704	—	926	—
Stock compensation expense	124	794	245	1,562
Non-recurring consulting, legal and professional fees	9	28	149	43
Long term incentive plan	—	172	—	487
Loss on asset held for sale	—	—	—	1,594
Adjusted EBITDA	$21,012	$20,775	$25,451	$26,141

(a)
Other loss, net for the three months ended June 27, 2014 is primarily comprised of translation losses on intercompany obligations of approximately $0.6 million, offset by gains of $0.1 million on forward foreign currency contracts. Other income, net for the three months ended June 28, 2013 included translation gains on intercompany obligations of approximately $2.2 million, which were partially offset by losses of $0.1 million on forward foreign currency contracts.

Other loss, net for the six months ended June 27, 2014 is primarily comprised of translation losses of approximately $0.4 million, offset by gains on forward foreign currency contracts of $0.1 million. Other loss, net for the six months ended June 28, 2013 consisted primarily of $4.8 million of translation losses on intercompany obligations offset by gains of $0.4 million related to favorable legal settlements and a $0.2 million gain on forward foreign currency contracts.